PROSPECTUS SUPPLEMENT NO. 10	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated November 15, 2007)	Registration No. 333-147407

$287,500,000

3.00% Contingent Convertible Senior Notes due 2027 and Shares of

Common Stock Issuable Upon Conversion of the Notes

This Prospectus Supplement No. 10 supplements and amends the prospectus dated November 15, 2007, as supplemented by Prospectus Supplement No. 1 dated November 21, 2007, Prospectus Supplement No. 2 dated November 28, 2007, Prospectus Supplement No. 3 dated December 6, 2007, Prospectus Supplement No. 4 dated December 13, 2007, Prospectus Supplement No. 5 dated December 20, 2007, Prospectus Supplement No. 6 dated December 28, 2007, Prospectus Supplement No. 7 dated January 9, 2008, Prospectus Supplement No. 8 dated January 24, 2008, and Prospectus Supplement No. 9, dated February 5, 2008, relating to the resale by selling securityholders of up to $287,500,000 aggregate principal amount of the 3.00% Contingent Convertible Senior Notes due 2027 of Boston Private Financial Holdings, Inc., which are referred to as the “notes,” and the shares of common stock that may be issued upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, as supplemented. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supplements the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any and all amendments or supplements thereto.

The information appearing under the heading of the prospectus entitled “Selling Securityholders” sets forth information with respect to the selling securityholders and the respective principal amount of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus and the number of shares of our common stock that may be issued upon conversion of the notes, as subject to adjustment. The information set forth below supplements and amends the information previously listed in the prospectus (i) with respect to securityholders not previously listed in the prospectus (including in any amendments or supplements thereto), by adding the information in the table below, and (ii) with respect to securityholders previously listed in the prospectus (including in any amendments or supplements thereto), by superceding the information about such securityholder with the information below.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Principal Amount of Notes Owned After Completion of Offering(1)	Number of Shares of Common Stock that May Be Sold Upon Conversion(2)	Number of Shares of Common Stock Owned After Completion of Offering(2) (3)
Concordia Institutional Multi-Strategy Ltd.(4)	900,000	*	—	26,970	—
Concordia Mac29 Ltd.(4)	600,000	*	—	17,980	—
Concordia Partners LP(4)	1,500,000	*	—	44,951	—
Whitebox Diversified Convertible Arbitrage Partners, LP(5)	1,000,000	*	—	29,967	—

*	Represents less than 1% of the notes outstanding.
(1)	Assumes sale of all notes offered hereby, although selling securityholders are not obligated to sell any notes.
(2)	Assumes conversion of the notes offered by the holder of the notes for the maximum number of shares of our common stock that may be issuable based on an initial conversion rate of approximately 29.9670 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments” and “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Notwithstanding anything to the contrary, in no event shall the aggregate number of shares of our common stock issued upon conversion of the notes exceed 7,400,000 shares.
(3)	Assumes offer and sale of all shares that may be issued upon conversion, and includes other shares of common stock identified to us by the selling securityholder as owned by it.
(4)	Concordia Advisors LLC, acting as sub-advisor, exercises voting power and investment control over the securities held by Concordia Institutional Multi-Strategy Ltd., Concordia Mac29 Ltd. and Concordia Partners LP.
(5)	Andrew Redleaf exercises voting power and investment control over the securities held by Whitebox Diversified Convertible Arbitrage Partners, LP.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated March 17, 2008